October 5, 2020

VIA EDGAR SUBMISSION

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Attention: James Young

Re:	Iterum Therapeutics plc
Iterum Therapeutics Bermuda Limited
Iterum Therapeutics International Limited
Iterum Therapeutics US Limited
Iterum Therapeutics US Holding Limited
Registration Statement on Form S-1
File No. 333-248956
Request for Acceleration

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Iterum Therapeutics plc, Iterum Therapeutics Bermuda Limited, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited and Iterum Therapeutics US Holding Limited (collectively, the “Registrants”) hereby request acceleration of the effective date of the Registration Statement on Form S-1 (File No. 333-248956), as amended (the “Registration Statement”), so that it may become effective at 4:30 p.m., Eastern time, on October 6, 2020, or as soon as practicable thereafter.

Very truly yours,

ITERUM THERAPEUTICS PLC

By:	/s/ Corey N. Fishman
Name: Corey N. Fishman
Title: Chief Executive Officer

ITERUM THERAPEUTICS BERMUDA LIMITED

By:	/s/ Louise Barrett
Name: Louise Barrett
Title: Director

ITERUM THERAPEUTICS INTERNATIONAL LIMITED

By:	/s/ Louise Barrett
Name: Louise Barrett
Title: Director

ITERUM THERAPEUTICS US LIMITED

By:	/s/ Corey N. Fishman
Name: Corey N. Fishman
Title: Chief Executive Officer

ITERUM THERAPEUTICS US HOLDING LIMITED

By:	/s/ Corey N. Fishman
Name: Corey N. Fishman
Title: Chief Executive Officer